Independent Auditors' Consent




To the Shareholders and Board of Directors
The Dreyfus/Laurel Funds, Inc.


We consent to the use of our reports dated December 17, 1997 on the financial statements and financial highlights of Dreyfus Institutional U.S. Treasury Money Market Fund, Dreyfus Institutional Government Money Market Fund, Dreyfus Institutional Prime Money Market Fund, Dreyfus Municipal Reserves, Dreyfus Money Market Reserves, Dreyfus U.S. Treasury Reserves, Dreyfus Bond Market Index Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Disciplined Intermediate Bond Fund, Dreyfus BASIC S&P 500 Stock Index Fund, Dreyfus Disciplined Stock Fund, Dreyfus Premier Small Company Stock Fund, Dreyfus Premier Balanced Fund and Dreyfus International Equity Allocation Fund of The Dreyfus/Laurel Funds, Inc. included in the Annual Reports which are incorporated by reference in the Statements of Additional Information. We also consent to the references to our firm under the headings OFinancial HighlightsO in the Prospectuses and OCustodian, Transfer and Dividend Disbursing Agent, Counsel and Independent AuditorsO in the Statements of Additional Information for the above referenced funds.




                                        KPMG Peat Marwick LLP


New York, New York
February 16, 1998